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                                                                      Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS



Board of Directors
Forest Oil Corporation:

We consent to the incorporation by reference in the Registration Statement (No. 33-59504) on Form S-8 of Forest Oil Corporation - Retirement Savings Plan of Forest Oil Corporation of our report dated May 19, 2000, relating to the statements of net assets available for plan benefits of the Retirement Savings Plan of Forest Oil Corporation as of December 31, 1999 and 1998 and the related statements of changes in net assets available for plan benefits for the years then ended and related schedules for the year ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 11-K of the Retirement Savings Plan of Forest Oil Corporation.




                                                           KPMG LLP



Denver, Colorado
June 27, 2000